Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated March 1, 2022, with respect to the consolidated financial statements of Certara, Inc. and Subsidiaries as of December 31, 2021 and for the three years then ended, which report is included in the Annual Report on Form 10-K of Certara, Inc. and Subsidiaries for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

May 19, 2022
Tysons, Virginia